Exhibit 99.2

Press Release For Immediate Release	Contact: Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. to Meet With Investors at

the Piper Jaffray West Coast Bank Symposium

Ontario, CA, November 8, 2017 – Christopher D. Myers, President and Chief Executive Officer of CVB Financial Corp., will be a participant on the West Coast Bank Panel and hosting one-on-one meetings with investors at the Piper Jaffray West Coast Bank Symposium on November 9, 2017. The event will take place at The Resort at Pelican Hill in Newport Beach, CA.

Mr. Myers’ investor presentation is available on CVB Financial Corp.’s website at www.cbbank.com under the “Investors” tab.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.3 billion. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 50 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.